Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-121539, Form S-8 No. 333-112365, Form S-8 No. 333-72444 and Form S-8 No. 333-42904) pertaining to the California Pizza Kitchen, Inc. 2004 Omnibus Incentive Compensation Plan, the California Pizza Kitchen, Inc. Employee Stock Purchase Plan, 1998 Stock-Based Incentive Compensation Plan and 1990 Employee Stock Option Plan of our reports dated March 9, 2007, with respect to the consolidated financial statements of California Pizza Kitchen, Inc.; California Pizza Kitchen, Inc. management’s assessment of the effectiveness of internal control over financial reporting; and the effectiveness of internal control over financial reporting of California Pizza Kitchen, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2006.

Los Angeles, California

March 9, 2007